Exhibit 4.1

EXECUTION VERSION

ACCOLADE, INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
(as successor in interest to U.S. BANK NATIONAL ASSOCIATION),

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 8, 2025

0.50% Convertible Senior Notes due 2026

FIRST SUPPLEMENTAL INDENTURE, dated as of April 8, 2025 (this “Supplemental Indenture”), among Accolade, Inc., a Delaware corporation (the “Company”), as issuer, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of March 29, 2021 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 0.50% Convertible Senior Notes due 2026 (the “Notes”) in the original aggregate principal amount of $287,500,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of January 8, 2025 (as amended, supplemented, restated or otherwise modified prior to the date hereof, the “Merger Agreement”), by and among the Company, Transcarent, Inc., a Delaware corporation (the “Parent”), and Acorn Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) on the date hereof with the Company, as the surviving entity in the Merger, becoming a wholly-owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Merger Event under the Indenture;

WHEREAS, Section 14.07(a) of the Indenture provides that in the case of any Merger Event, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) of the Indenture providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Company or the successor or acquiring company, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property;

WHEREAS, in connection with the Merger, each share of Common Stock that is issued and outstanding as of immediately prior to the effective time (other than certain shares of Common Stock as set forth in the Merger Agreement) will be automatically converted into the right to receive cash in an amount equal to $7.03, without interest thereon, in accordance with the terms of the Merger Agreement;

WHEREAS, Section 10.01 of the Indenture provides that the Company and the Trustee may enter into any supplemental indenture without the consent of any Holder, among other things, (i) in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07 of the Indenture; or (ii) to make any change that does not adversely affect the rights of any Holder in any material respect;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05, 14.07(b) and 17.05 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01. Conversion Right. In accordance with and subject to Section 14.07 of the Indenture, at and after the effective time of the Merger,

(a)          the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such principal amount of Notes into the Reference Property, which Reference Property shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by an Additional Shares pursuant to Section 14.03 of the Indenture), multiplied by $7.03; and a unit of Reference Property under the Indenture will be comprised of an amount in cash equal to $7.03;

(b)         the Company shall satisfy its Conversion Obligation by paying cash to converting Holders on the fifth Business Day immediately following the relevant Conversion Date;

(c)          the Conversion Rate will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 14.04 of the Indenture in a manner consistent with Section 14.07 of the Indenture; and

(d)          the Daily VWAP of a unit of Reference Property shall be $7.03.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. Every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03. Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.07. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the effective time of the Merger.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ACCOLADE, INC.

By:	/s/ Rajeev Singh
Name: Rajeev Singh
Title: Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. BANK NATIONAL ASSOCIATION), as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President